Exhibit 99.2

Pixelworks, Inc. 3Q 2023 Conference Call
Tuesday, November 7, 2023

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s third quarter 2023 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following Management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry with Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining today’s call. With me on the call are Pixelworks’ President and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for the third quarter of 2023.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Tuesday, November 7, 2023. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, the Company’s annual report on Form 10-K for the year ended December 31, 2022, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude amortization of acquired intangible assets and stock-based compensation expense as well as the tax effect of the non-GAAP adjustments.
The Company uses these non-GAAP measures internally to assess its operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Also note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss. For additional details and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, please refer to the Company’s press release issued earlier today.
With that, I will now turn the call over to Pixelworks’ CEO, Todd DeBonis, for his opening remarks.
Todd DeBonis
Thank you, Brett, and good afternoon and welcome to everyone joining us on today’s call.
Consistent with the preliminary third quarter revenue we announced in early October, we had solid third quarter results with all financial metrics coming in at or better than the midpoint of guidance. Total revenue increased 18% sequentially, driven by record quarterly revenue in our mobile business as well as seasonally stronger demand in the home and enterprise market. As planned, during the quarter we began passing through previously absorbed supplier costs more broadly across our end markets, which contributed to gross margin expanding 260-basis points sequentially. We also successfully managed OpEx for the quarter, especially given the significant number of product and ecosystem initiatives we currently have underway in support of future growth.
Turning to our end markets. Mobile revenue increased 20% sequentially and 37% year-over-year, achieving a new quarterly record and contributing a record 52% of total revenue. During the quarter, we received positive responses to our newly introduced IRX gaming experience branding and certification program. The launch of the first IRX-certified smartphone models were well received by the market, with demand for these models exceeding customers’ expected unit volumes.

Among these were the two new smartphones that had just been pre-announced, and which we previewed on our previous conference call – as a reminder, these were Xiaomi’s Redmi K60 Ultra and the OnePlus Ace2 Pro. Both of these premium smartphones incorporate Pixelworks’ X7 visual processor and have contributed to our recent revenue growth.
Also launched during the quarter, incorporating both our X7 visual processor and IRX-certification, was the realme GT5 smartphone. Built on Qualcomm’s Snapdragon 8 Gen 2 platform, the realme GT5 features a 6.74-inch flat display with narrow bezels, supporting up to 144Hz refresh rate and 2K dimming. With its integration of our X7 processor, this phone leverages all of Pixelworks’ core visual processing technology, including our ultra-low latency MotionEngine, low power super-resolution and always-on HDR – resulting in enhanced visual performance and optimized picture quality for both gaming and video content.
As part of our ongoing strategic initiative to facilitate a cooperative mobile gaming ecosystem, we recently disclosed our latest collaborations with two of the world’s largest mobile game studios. In August, we announced Perfect World Games had incorporated Pixelworks’ Rendering Accelerator SDK in the mobile game, Persona 5: The Phantom X, more commonly referred to as P5X. Then, in September we announced our partnership with NetEase’s game studio, Thunderfire Business Group, and the integration of our SDK in the newest release of Revolution Mobile, based on the original flagship game Revolution. When played on a smartphone equipped with one of our X7-series visual processors, the integration of our SDK Rendering Accelerator serves as a connecting bridge, enabling these games to be played at the display’s full resolution and an immersive 120 frames per second while significantly lowering system power over native rendering.
More recently, in October we completed two notable milestones with the formal launch of our latest X7 Gen 2 mobile visual processor, which we unveiled as part of the first Pixelworks-hosted Mobile Visual Computing event in Shenzhen, China. In addition to being an opportunity to promote the launch of our latest mobile visual processor, the event itself was centered around what we believe to be the future of mobile visual processing and advanced mobile gaming. Endorsing and adding to the event’s recognition, the Vice President of Perfect World Games was the keynote speaker. This was followed by customer acknowledgments and then members of the Pixelworks team presenting the benefits of our ecosystem-based distributing processor architecture. Attendees of this inaugural event also had the opportunity to experience live demos of five IRX-certified mobile games.
With regards to our new X7 Gen 2, this latest visual processor takes picture quality to a new level. In order to achieve this performance, we incorporated new internally developed, AI-based Super Resolution technology that utilizes our self developed neural network processing. Our X7 Gen 2 enables more accurate upscaling and rendering of gaming content while maintaining power efficiency. The overall feature set of our new Gen 2 processor is different from its X7 predecessor, however both chips incorporate Pixelworks’ industry leading Ultra-Low Latency MotionEngine (MEMC) as well as our other core visual and picture quality enhancement capabilities.
Looking ahead to the fourth quarter and into next year, there are three primary drivers that underpin our current expectations for sustained year-over-year growth in mobile. The first is to quickly scale the growth of the gaming ecosystem that we’ve established with leading mobile gaming studios. We are working with new and existing studios and are targeting a 400% increase in announced games by the end of 2024. Together with the successful launch of our IRX gaming brand and certification, which is designed to increase awareness as well as simplify the evaluation and purchase decision for consumer gamers, Pixelworks is positioned to drive expanded adoption of our mobile visual processing solutions.
The second growth driver for mobile is our expanded product portfolio and roadmap. Our new X7 Gen 2 visual processor when combined with Pixelworks’ Rending Accelerator SDK provides a unique value proposition in the form of rendering efficiency and superior cinematic gaming experience. The first production volume shipments are scheduled to begin this month in support of a customer’s planned phone launch in the first quarter of 2024.
Lastly, another growth opportunity our team has been focused on is expansion within our existing tier-one handset customers into international models sold outside of China. We have secured our first design in on an existing customer’s planned international model that is scheduled to be launched early next year. To the extent we can leverage this win into additional international models with one or more tier-one customers, it would represent continued momentum in the mid- to later-half of next year.
Turning to an update on our TrueCut Motion platform. Our focus throughout much of this year has been on securing a select group of commercial engagements to complete the initial foundation for bringing together a larger supportive ecosystem. As discussed in the past, building an ecosystem takes time and is a dynamic process.
Despite the distraction of the recent Hollywood strikes for many industry executives and decision makers, we have continued to demonstrate our TrueCut Motion platform to influential creatives across the filmmaking community, including a growing number of directors, cinematographers, and colorists. Additionally, we are seeing increased interest from global theatrical exhibitors with business strategies centered around delivering a premium experience. This not only includes growing demand for new premium large format content, but also the re-release of remastered classic or catalogue titles in superior formats. With this push toward premium experiences featuring higher resolution and HDR content, there is strong and growing acceptance that adoption of cinematic high frame rate is needed to deliver PLF theatrical and home entrainment content without undesirable artifacts.
Next, in on our Home and Enterprise business, which as a reminder now predominantly consists of our visual processor SoCs for the digital projector market. Revenue increased sequentially as expected, primarily reflecting typical positive seasonality for projector order shipments in the third quarter. Although the sequential uptick in demand is an encouraging indication of normalization, the broader projector market is continuing to work through an inventory correction in response to more subdued end demand and macro uncertainty.
Following the industry’s extended period of supply chain constraints, projector OEMs are continuing to adjust their build forecasts and buffer inventories to reconcile previous supply and demand imbalances. Feedback from customers suggests that conditions have begun to normalize, however it will likely be next year before the industry achieves a more sustainable balance between supply and demand.
In speaking about supply chains, I want to briefly highlight the recent recognition we received from our largest projector customer. In September, Epson presented Pixelworks with its “Supplier of the Year” award for their fiscal 2022. Similar to many other companies, Epson was confronted with shortages of key components across various product lines, and Pixelworks was the only vendor that was able to fully supply Epson’s demand throughout the semiconductor supply shortages. Also notable, Pixelworks was the only supplier across all of Epson’s product lines to receive this award. This is a true testament to the contributed performance and dedication of our entire team, including our operational, sales, technical and support teams.
Separately, our multi-year co-development project with this same customer continues to progress well, and we remain on track to achieve conditional acceptance of our next-generation SoC by year-end. Upon completion of this development milestone, we expect to recognize the final milestone as an R&D credit, which will reduce our reported OpEx in the fourth quarter. Following the planned delivery of production samples early next year, the new SoC will go into volume production in the second half of 2024.
Shifting to an update on our Pixelworks Shanghai subsidiary and its planned listing on the STAR exchange. We are now in the final preparation and tutoring process that is required before an application for listing can be filed. Getting to where we are today has taken roughly two years and countless hours of hard work by numerous members of our team. With respect to the larger Pixelworks organization and our Shanghai subsidiary being ready, we believe we are effectively there. As with any IPO on a major exchange, underlying market conditions play an important role in their ultimate timing. Given the current environment for technology IPOs in China, we are closely monitoring market conditions together with our sponsor, CITIC Securities. While a definitive decision has yet to been made with respect to the timing for filing an application to list – our continued plan is to pursue a local listing of our Pixelworks Shanghai subsidiary when we believe market conditions are supportive.
In closing, despite the recently heightened macro uncertainty, including indications of weaker global demand and a slower ongoing recovery in China, we remain confident about our near-term outlook for sustained growth, especially in our mobile business. Specific to the fourth quarter, our current order backlog and design wins for our mobile visual processors fully support achieving continued double-digit sequential growth in mobile, while also returning to solid year-over-year top-line growth. Even with mobile poised to continue becoming an increasing percentage of our overall business, we remain committed to and expect to drive sustained gross margin expansion in conjunction with our top-line growth over the next several quarters.
Overall, our team continues to execute well on our strategic initiatives, which has been key to enabling our renewed growth during a broadly challenging environment. I’m also pleased with our recent achievement of multiple important milestones, as well as our expectations to close out the year with a strong fourth quarter.
With that, I’ll hand the call to Haley to review the financials and provide our fourth quarter guidance.
Haley Aman
Thank you, Todd.
Revenue for the third quarter of 2023 increased 18% sequentially to $16.0 million, from $13.6 million in the second quarter, and was lower compared to $17.6 million in the third quarter of 2022. As Todd previously highlighted, the sequential increase in the third quarter revenue was driven by continued strong growth in Mobile as well as seasonally higher demand in the Home and Enterprise market.
The breakdown of revenue in the third quarter was as follows:
•Revenue from Mobile increased 20% sequentially to approximately $8.3 million, which was a record quarter in terms of Mobile revenue and also the contribution of a record 52% of total revenue.
•Home and Enterprise revenue was approximately $7.8 million, an increase of 16% sequentially from the prior quarter. Within Home and Enterprise, sales into the Projector end market represented over 95% of the business in the third quarter.

Third quarter non-GAAP gross profit margin expanded 260-basis points sequentially to 43.1%, from 40.5% in the second quarter of 2023, and compared to 49.8% in the third quarter of 2022. As discussed on our prior conference call, during the third quarter we began passing through an increased portion of the higher cost of materials that we previously chose not to immediately push through to customers. Combined with the anticipated benefits from higher unit volumes and increased overhead absorption as we grow top-line revenue, we expect to achieve continued incremental improvement in gross margin over the next several quarters.
Non-GAAP operating expenses were $13.3 million in the third quarter, compared to $10.7 million in the prior quarter and $12.2 million in the third quarter of 2022. With respect to the higher sequential OpEx in the third quarter, as a reminder operating expenses in the second quarter benefited from a $1.9 million credit to R&D related to our co-development project.
On a non-GAAP basis, third quarter 2023 net loss was $5.7 million, or a loss of ($0.10) cents per share, compared to a net loss of $4.8 million, or a loss of ($0.09) cents per share, in the prior quarter, and a net loss of $3.2 million, or a loss of ($0.06) cents per share, in the year ago quarter.
Adjusted EBITDA for the third quarter of 2023 was a negative $5.0 million, compared to a negative $4.0 million in the second quarter and a negative $2.1 million in the third quarter of 2022.
Turning to the balance sheet, we ended the quarter with cash and cash equivalents of $50.3 million and the Company continued to have no outstanding debt.
Shifting to our current expectations and guidance for the fourth quarter of 2023.
Based on recent order trends and our current backlog, we anticipate fourth quarter total revenue to be in a range of between $19.0 million and $21.0 million. At the midpoint of this range, total revenue would represent an increase of approximately 25% over the third quarter, driven by expected sequential growth in both our mobile and home and enterprise end markets. Total revenue at the midpoint would also represent a return to year-over-year growth with revenue being up approximately 18% over the fourth quarter of 2022.
In terms of gross profit margin. Consistent with my earlier remarks, we expect to drive incremental gross margin expansion in the fourth quarter and also throughout 2024, as we continue to pass through higher material costs to customers and realize the benefit of both higher unit volumes and revenue. Specific to the fourth quarter, we anticipate non-GAAP gross profit margin to be between 44% and 46%.
We expect operating expenses in the fourth quarter to range between $11.5 million and $12.5 million on a non-GAAP basis. Note, this range reflects our expectation to complete the last scheduled milestone related to our co-development agreement before year-end, which will be recognized as a credit to R&D expense.
Lastly, we expect fourth quarter non-GAAP EPS to range between a loss of ($0.07) cents per share and a loss of ($0.03) cent per share.
That completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.